EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

THIRD QUARTER 2012 FINANCIAL RESULTS

Recent Highlights Include:

•                  Market launch initiated with a product incorporating Senomyx’s S6821 Bitter Blocker

•                  Received new regulatory approvals for Senomyx’s Savory Flavors and Flavor Ingredients from Senomyx’s Sweet Taste Program

SAN DIEGO, CA — November 8, 2012 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the third quarter ended September 30, 2012.  The Company ended the third quarter 2012 with $44.7 million in cash and highly liquid investments.  During the quarter Senomyx earned $1.3 million in development milestones.

“We are announcing today that a Senomyx partner has begun its initial market launch of a retail product that incorporates our S6821 Bitter Blocker.  This is the first time a Senomyx Bitter Blocker has been used in a consumer product,” said Kent Snyder, Chief Executive Officer of the Company.  “Marketing activities are underway in a country in Southeast Asia and we expect our partner to expand to other regions and products.  With this launch, four flavor ingredients discovered and developed by Senomyx — our S336 Savory Flavor; S2383 and S6973 from our Sweet Taste Program, and our S6821 Bitter Blocker — are now being commercialized by our partners.”

“As announced in October, we are also very pleased to receive new regulatory approvals for Senomyx flavor ingredients in the U.S., Europe, and elsewhere,” Snyder stated.  “These approvals are significant validations of the Company’s scientific and regulatory accomplishments, as well as the safety of our proprietary ingredients and importantly, they open new market opportunities.”

Recent regulatory achievements include receipt of Generally Recognized As Safe (GRAS) regulatory status under the provisions of the Federal Food, Drug and Cosmetic Act administered by the United States Food and Drug Administration (FDA) for Senomyx’s S9632 flavor ingredient.  The GRAS status allows S9632 to be incorporated into specified products in the U.S. and in numerous other countries.

“Like S6973, our new S9632 flavor ingredient can be used to improve the taste of products in which the sucrose has been reduced.  Both S6973 and S9632 are solutions for manufacturers that are trying to respond to the rising consumer focus on health and wellness by creating new lower-calorie offerings that retain the taste consumers enjoy,” Snyder noted.

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of September 30, 2012, the Company is the owner or exclusive licensee of 345 issued patents and several hundred pending patent applications related to proprietary taste science technologies in the U.S., Europe, and elsewhere.

Commercialization Updates:

Savory Taste Program:   Senomyx’s Savory Flavors are very versatile and can be combined with other ingredients to create unique new flavor blends, among other uses.  Each of Senomyx’s Savory Flavors provides a distinct new savory taste sensation.  Two Senomyx partners, both of which are global food companies, are currently marketing new and reformulated established products that contain one of Senomyx’s Savory Flavors.

The Savory Flavors can be used in a variety of food products including sauces, frozen foods, cooking aids, soups, and snack foods.  Current commercialization activities include sales and market launches of products that incorporate a Senomyx Savory Flavor, S336, in approximately 25 countries within Africa, Asia, Latin America, the Middle East, and North America, with additional product launches expected over the coming year.  The marketed products have been launched into the retail, industrial, and food service channels in selected countries.  Senomyx’s partners for this program continue to explore additional opportunities to expand their customer bases and increase the number of product offerings.  In addition, Senomyx is considering commercialization options for S9229 and S5456, new Savory Flavors with GRAS status that complement those being marketed by the Company’s partners.  Senomyx partners are currently assessing commercialization plans for Europe.

Sweet Taste Program:  Senomyx’s S6973 can be used to restore the desired taste profile of foods and selected beverages in which sucrose has been reduced.  Products applicable for S6973 usage include virtually all food categories and selected beverages, including dairy beverages, and ready-to-drink coffee and tea.  Commercialization activities with S6973 by Senomyx’s partner are ongoing in the Americas, Southeast Asia, Africa, and Australia.  Recent market launches of retail products that incorporate S6973 have occurred in the U.S., Latin America, Asia, and South Africa.  These products span a variety of categories including ready-to-drink and powdered beverages, dairy products, and baked goods.  Initial products launched with S6973 are showing strong performance based on re-order patterns, and additional launches of products that utilize S6973 are expected during the year.

S2383 can be used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced.  S2383 is applicable for use in all food and beverage product categories.  Products that contain S2383 are being marketed in North America and Latin America.  Follow-on launches are being planned by manufacturers that currently use S2383 in their products, and additional product development work for potential usage of S2383 in a variety of products is underway.  Plans for commercialization of S2383 in Europe are under consideration.

S9632, which can be used to restore the desired taste profile of products in which sucrose has been reduced, was recently granted GRAS regulatory status.  The GRAS designation allows usage of S9632 in a broad range of non-alcoholic beverages including powdered and concentrated beverages, along with ready-to-drink and powdered forms of dairy, coffee and tea products.  In addition, S9632 may be used with alcoholic beverages, as well as a variety of foods, including dairy products, confectioneries, snack foods, and sauces.  A Senomyx partner has exclusive rights to commercialize S9632 for food applications and co-exclusive rights for powdered beverages; Senomyx retains all rights for its use in non-alcoholic beverages and co-exclusive rights for powdered beverages.  The Company is developing strategies to maximize the commercial potential and expand the usage of S9632 in these product categories.

Bitter Blockers Program:  Senomyx’s Bitter Blockers are intended to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  A Senomyx partner recently initiated its first market launch of a retail product incorporating S6821 in a country in Southeast Asia, and is evaluating the use of S6821 in additional products and geographies.  S6821 has demonstrated activity against bitter-tasting ingredients such as soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia), which are used in foods and beverages.  Senomyx has also received a GRAS determination for S7958, a related Bitter Blocker with similar functionality.  In addition, the Company continues to evaluate potential new Bitter Blockers.

Discovery & Development Program Updates:

Sweet Taste Program:  During the third quarter of 2012 Senomyx initiated preliminary development activities intended to support regulatory filings for S617, a unique new flavor ingredient intended to be used to restore the desired taste profile of products in which either high fructose corn syrup (HFCS) or sucrose has been reduced.  Initial safety studies have been completed successfully and further activities are ongoing.  Taste tests have demonstrated that S617 allows a very meaningful reduction of HFCS and sucrose in product prototypes while maintaining the desired sweet taste.  Evaluations of S617 in a variety of products of interest are underway.

Additional Sweet Taste Program activities include a key effort to discover and develop natural high-potency sweeteners and sweet taste modifiers.  The Company continues to expand its targeted natural-source library and use its proprietary technologies to discover potential new natural sweeteners and sweet flavor ingredients. The identification of a natural compound that provided a sweet taste is an important taste-proof-of-concept and validation of the approach underway for this effort.

Salt Taste Program: This program is an important research focus for Senomyx’s longer-term pipeline, with a goal to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  The Company has assembled a proprietary, comprehensive database of proteins found in taste buds, and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  Analytical systems that assess the effects of salt are being used to identify specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  Senomyx has identified a novel blocker of salt taste and efforts are underway to evaluate this blocker as a tool to help discover the receptor involved with salt taste perception.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that do not have the limitations of currently available agents.  A number of cooling agents are being evaluated in order to identify one or more candidates that demonstrate advantageous properties compared to commonly used cooling agents, such as greater potency, longer cooling duration, or lack of aroma.

Financial Review:

The Company ended the third quarter 2012 with $44.7 million in cash, cash equivalents and investments available for sale.

Revenues were $7.9 million for the three months ended September 30, 2012, compared to $7.1 million for the three months ended September 30, 2011.  The increase in total revenues was primarily due to $1.3 million of development milestones earned in the third quarter.  This increase was partially offset by lower upfront license fee revenue in 2012 compared to 2011, which was due to a Senomyx partner electing to extend its collaboration agreement in the second quarter of 2012 by one year, resulting in a one-year extension of the service period over which the upfront license fee is recognized.  There was no impact on cash flow in either period as the related upfront payments were received prior to 2011.

Revenues were $22.9 million for the nine months ended September 30, 2012, compared to $22.8 million for the nine months ended September 30, 2011. The net increase in revenues primarily results from increased development milestone revenues earned in 2012, offset by lower upfront license fee revenues recognized in 2012 compared to 2011.

Research and development expenses, including non-cash stock-based expense, were $7.2 million for the three months ended September 30, 2012, compared to $7.0 million for the three months ended September 30, 2011.  General and administrative expenses, including non-cash stock-based expense, were $2.7 million for the three months ended September 30, 2012, compared to $2.8 million for the three months ended September 30, 2011.

Research and development expenses, including non-cash stock-based expense, were $21.5 million for the nine months ended September 30, 2012, compared to $21.6 million for the nine months ended September 30, 2011.  General and administrative expenses, including non-cash stock-based expense, were $8.5 million for the nine months ended September 30, 2012, compared to $8.3 million for the nine months ended September 30, 2011.

The net loss for the three months ended September 30, 2012 was $0.05 per share, compared to $0.07 per share for the three months ended September 30, 2011.  The net loss for the nine months ended September 30, 2012 was $0.17 per share, compared to $0.18 for the nine months ended September 30, 2011.

Financial Outlook:

“Overall financial results through September 30th were in-line with management expectations and we are on track to achieve our financial guidance for 2012.  During the third quarter we earned $1.3 million associated with the achievement of development milestones and we expect to receive the related cash during the fourth quarter,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

In addition to the $44.7 million in cash and highly liquid investments at September 30, 2012, the Company has earned milestone payments, committed funding, and potential future sources of cash including the following:

•                  $1.3 million in milestone payments earned in the third quarter of 2012

•                  Ongoing royalty payments from collaborators

•                  $16.0 million in research and development funding commitments from current collaborators

•                  $23.7 million in potential milestone payments under current collaborations

•                  $21.7 million related to extension options under current collaborations

For the full year 2012, Senomyx continues to expect:

•                  Total revenues of $30 million to $33 million

•                  Total expenses of $39 million to $42 million, of which approximately $5 million is non-cash, stock-based compensation expense

•                  Net loss of $8 million to $10 million

•                  Basic and diluted net loss of $0.20 to $0.25 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $40 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-680-0869, and international callers should dial 617-213-4854, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 88922616.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=P96AQAHRN. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

Senomyx Glossary:

SAVORY TASTE PROGRAM

Savory Flavors S336, S807, S263, S976, S9229, S5456	Flavor ingredients that are very versatile and can be used to create new savory blends

SWEET TASTE PROGRAM

S2383	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucralose, a commonly used high-intensity sweetener, has been reduced

S6973	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

S9632	Flavor ingredient with modifying properties that is used to restore the desired taste profile of products in which sucrose (table sugar) has been reduced

S617	Flavor ingredient with modifying properties that is intended to restore the desired taste profile of products in which both high fructose corn syrup (HFCS) and sucrose have been reduced

BITTER BLOCKERS PROGRAM

Bitter Blockers S6821 S7958

Flavor ingredients with modifying properties that are used in foods and beverages to reduce the bitterness of bitter tasting ingredients, e.g., soy & whey proteins, menthol, caffeine, cocoa, Rebaudioside A (stevia)

COOLING TASTE PROGRAM

Cooling Agents	Flavor ingredients intended to overcome the limitations of currently available agents, e.g., by having greater potency, longer cooling duration, or lack of aroma

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as Bitter Blockers and modifiers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has collaborative agreementshttp://www.senomyx.com/collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Its corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2012 financial results and anticipated financial condition; the anticipated funding under existing collaboration agreements; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973, S2383, S9632, S6821 and our Savory Flavors; the potential uses and commercial value for our GRAS-approved flavor ingredients and other flavor ingredients under development, including S617; whether the Company will enter into any new business arrangements for the commercialization of S9632 and the terms of any potential arrangements; whether the research under the Company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural sweeteners; the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding development activities for S617, ongoing research to evaluate and potentially develop new Bitter Blockers, as well as our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is currently dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations or other business arrangements and/or maintain existing collaborations on acceptable terms;  large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S617, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Senior Vice President and	Vice President, Investor Relations &
Chief Financial Officer	Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$7,852	$7,111	$22,926	$22,792

Operating expenses:
Research and development (including $438, $437, $1,362 and $1,677, respectively, of non-cash stock-based compensation)	7,152	6,964	21,458	21,629
General and administrative (including $641, $696, $1,932 and $1,997, respectively, of non-cash stock-based compensation)	2,739	2,801	8,498	8,329
Total operating expenses	9,891	9,765	29,956	29,958

Loss from operations	(2,039)	(2,654)	(7,030)	(7,166)

Other income	12	30	57	99

Net loss	$(2,027)	$(2,624)	$(6,973)	$(7,067)

Basic and diluted net loss per share	$(0.05)	$(0.07)	$(0.17)	$(0.18)

Weighted average shares used in computing basic and diluted net loss per share	39,982	39,668	39,908	39,510

Condensed Balance Sheets

(in thousands)

	September 30, 2012	December 31, 2011
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$44,719	$55,106
Other assets	2,865	3,140
Property and equipment, net	8,571	9,400
Total assets	$56,155	$67,646

Accounts payable, accrued expenses and other liabilities	$5,458	$6,117
Deferred revenue	18,221	25,282
Leasehold incentive obligation	4,360	5,100
Deferred rent	1,352	1,426
Stockholders’ equity	26,764	29,721
Total liabilities and stockholders’ equity	$56,155	$67,646